Exhibit 10.1

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

RECOUPMENT POLICY AND

NON-SOLICITATION ACKNOWLEDGEMENT AND AGREEMENT

This Recoupment Policy and Non-Solicitation Acknowledgement and Agreement (this “Agreement”) is entered into effective as of                     , between Science Applications International Corporation (the “Company”) and the Company employee named on the signature page of this Agreement (“Employee”).

RECITALS

A. The Human Resources and Compensation Committee of the Company’s Board of Directors has adopted a Recoupment Policy (the “Policy”) allowing the Company to recover compensation paid to Employee in certain circumstances;

B. The Company has invested significant resources in building valuable relationships with employees and customers and wishes to protect these relationships from solicitation by Employee for a period of time if Employee leaves the Company; and

C. In consideration of and as a condition to the receipt of future annual cash and stock-based awards, performance-based compensation and other forms of cash or equity compensation under the Company’s 2006 Equity Incentive Plan, as amended, and any other plans or programs adopted by the Company after the date of this Agreement (collectively, “Awards”), Employee and the Company are entering into this Agreement.

The Company and Employee hereby agree as follows:

1. RECOUPMENT POLICY

(a) Employee acknowledges receipt of the Policy, a copy of which is attached to this Agreement as Appendix A and is incorporated into this Agreement. Employee has read and understands the Policy, has had the opportunity to ask questions to the Company regarding the Policy and acknowledges and agrees that the Policy shall apply to Awards granted to Employee. Any applicable Award agreement, Award statement or terms and conditions relating to any future Awards made to Employee shall be deemed to include the restrictions imposed by the Policy.

(b) The recoupment of Awards pursuant to the Policy and this Agreement shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Company. This Agreement and the Policy shall not replace, and shall be in addition to, any rights of the Company to recoup Awards from its executive officers under applicable laws and regulations.

2. NON-SOLICITATION

(a) Employee agrees that, both while employed by Company and for one year afterward, Employee will not solicit or attempt to solicit any Company employee to leave his or her employment with Company or to violate the terms of any agreement or understanding that Employee may have with Company. The foregoing obligations apply to both direct and indirect actions on Employee’s part, and applies to actions taken for Employee’s own benefit, as well as to actions intended to benefit any other person, business or entity.

(b) For one year after termination of employment with Company, Employee will not participate in any solicitation of any customer or prospective customer of Company concerning any business that:

(i) involves the same programs or projects for that customer in which employee was personally and substantially involved during the 12 months prior to termination of employment; or

(ii) has been, at any time during the 12 months prior to termination of employment, the subject of any bid, offer or proposal activity by Company in respect of that customer or prospective customer, or any negotiations or discussions about the possible performance of services by Company to that customer or potential customer, in which Employee was personally and substantially involved.

In the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer or prospective customer will be determined by reference to the specific program offices or activities for which Company provides (or may reasonably provide) goods or services.

3. MISCELLANEOUS

(a) Employee acknowledges that Employee’s execution of this Agreement is in consideration of, and is a condition to, the receipt by Employee of future Awards from the Company; provided, however, that nothing in this Agreement shall be deemed to obligate the Company to make any Awards to Employee in the future.

(b) This Agreement will be governed by and construed in accordance with the laws of the State of Virginia, without regard to the laws of Virginia that would result in the application of the laws of any other state. This Agreement may be executed in two or more counterparts, and by facsimile and electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.

The parties have executed this Agreement effective as of the date first written above.

EMPLOYEE	SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:
Signature		Brian F. Keenan Executive Vice President, Human Resources

Print Name

Appendix A

Recoupment Policy

adopted by the

Human Resources and Compensation Committee

of SAIC, Inc. and Science Applications International Corporation

This recoupment policy (“Policy”) of the Human Resources and Compensation Committee (“Committee”) describes the general principles the Committee will apply in exercising its discretion to require covered compensation to be repaid to the Company in the event of:

•	A material restatement of the Company’s financial or operating results upon which the compensation was originally paid, regardless of Detrimental Conduct (as defined below); or

•

Fraud or intentional misconduct, regardless of whether related to a restatement of financial results, if the fraud or intentional misconduct has a negative impact on the Company’s financial condition or results of operations or results in serious reputational harm to the Company (“Detrimental Conduct”).

This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

Covered Employees

This Policy applies to the following employees of the Company and its subsidiaries:

•	Officers subject to Section 16 of the Securities Exchange Act;

•	Executives who report directly to the Company’s Chief Executive Officer;

•	Business Unit General Managers;

•	Other employees designated by the Committee from time to time; and

•	Employees involved in Detrimental Conduct.

Amount of Compensation

In the case of a material restatement, the amount of compensation that is recoverable from a covered employee will not exceed the difference between:

i.	The amount of all annual short-term cash incentives paid to the covered employee after the adoption of this Policy plus the value of all performance shares issued after the adoption of this Policy, and

ii.	The amount of all such annual short-term cash incentives and the value of performance shares issued that would have been made or issued based on the restated financial results.

In cases of Detrimental Conduct, the amount of compensation that is recoverable from the employee who committed the Detrimental Conduct will not exceed the amount, whether or not deferred, of: (i) all annual short-term cash incentives paid; (ii) performance shares issued; (iii) all stock that vests under other equity awards; (iv) gains realized upon the exercise of stock options; and (v) gains realized upon the subsequent sale of vested stock and shares acquired on the exercise of stock options, in each case during the period subsequent to Detrimental Conduct or within 24 months prior to the commencement of the Detrimental Conduct, whichever is greater.

Forms of Recovery

The Company may seek recovery of the amount of compensation from any of the following sources, in addition to other remedies it may have (e.g., legal action):

•

Incentive compensation paid or awarded after the adoption of this Policy, whether or not deferred, including: (i) all annual short-term cash incentives paid; (ii) performance shares issued after the adoption of this Policy; (iii) stock vesting under equity awards made after the adoption of this Policy; (iv) gains realized upon the exercise of stock options awarded after the adoption of this Policy; and (v) gains realized upon the subsequent sale of vested stock or shares acquired on the exercise of stock options referred to in (ii) through (iv) above;

•	Future payments of incentive compensation;

•	Cancellation of outstanding equity awards; and

•	Reduction in or cancellation of future equity awards

In addition, in cases of Detrimental Conduct, Company may seek recovery of such amount from any of the above sources even if paid or awarded prior to the adoption of this Policy.

Covered Period

In cases not involving Detrimental Conduct, the repayment obligation expires unless steps have been taken to restate financial statements by the end of the third year following the fiscal year in question.

For cases involving Detrimental Conduct, the repayment obligation expires six years after the act of Detrimental Conduct.

Enforcement and Interpretation

The Human Resources and Compensation Committee shall be responsible for enforcement and interpretation of this Policy in its sole discretion, subject to the applicable plan and award agreements and to applicable laws and regulations. In determining the amount and form of recovery to pursue, the Committee may consider such factors as it deems relevant, including without limitation, the factors contributing to the need for a restatement, the nature and severity of Detrimental Conduct, legal and tax considerations and other facts and circumstances relating to a particular case.

Adopted June 18, 2009